Exhibit 23.3

Consent of Davis Polk & Wardwell

We consent to all references to our firm under the captions “Material Tax Considerations—United States Federal Income Tax Considerations” and “Validity of Securities” in the Prospectus contained in the Registration Statement on Form F-3 of YPF S.A.

/s/ Davis Polk & Wardwell
DAVIS POLK & WARDWELL

Date: March 10, 2008
New York, NY